PRICING SUPPLEMENT DATED July 17, 2023 (To Prospectus dated August 11, 2022 and Prospectus Supplement dated August 11, 2022)	This filing is made pursuant to Rule 424(b)(2) under the Securities Act of 1933 in connection with Registration No. 333-266775

Floating Rate Medium-Term Notes, Series A

This pricing supplement supplements the terms and conditions in the prospectus, dated August 11, 2022, as supplemented by the prospectus supplement, dated August 11, 2022 (the “prospectus supplement” and together with the prospectus, dated August 11, 2022, and with all documents incorporated herein by reference, the “prospectus”), and relates to the offering and sale of $100,000,000 aggregate principal amount of Floating Rate Medium-Term Notes, Series A, due January 10, 2025 (the “Notes”). The Notes offered hereby will constitute a further issuance of our Floating Rate Medium-Term Notes due January 10, 2025, of which $650,000,000 aggregate principal amount was issued on July 12, 2023 (the “Existing 2025 Notes”). The Notes will form a single series with, and have the same terms, other than the issue date, as the Existing 2025 Notes. Upon settlement, the Notes will have the same CUSIP number and will trade interchangeably with the Existing 2025 Notes. The offering price of the Notes will include accrued interest from, and including, July 12, 2023 to, but excluding, the issue date of the Notes, which must be paid by the purchasers of the Notes. Immediately after giving effect to the issuance of the Notes offered hereby, we will have $750,000,000 aggregate principal amount of Floating Rate Medium-Term Notes, Series A, due January 10, 2025 outstanding. Unless otherwise defined in this pricing supplement, terms used herein have the same meanings as are given to them in the prospectus.

CUSIP : 02665WEP2	Trade Date of the Reopening: July 17, 2023
Form: ☒ Book-Entry ☐ Certificated	Original Issue Date of the Reopening: July 19, 2023
Principal Amount Initially Issued on July 12, 2023: $650,000,000	Stated Maturity: January 10, 2025
Principal Amount to be Issued in the Reopening on July 19, 2023:	Stated Maturity Extension Option: N/A
$100,000,000. AHFC may increase the Principal Amount prior to the Original Issue Date of the Reopening but is not required to do so.	Basis for Interest Rate During Extension Period (only applicable if option to extend Stated Maturity):
Total Aggregate Principal Amount, After Giving Effect to the Reopening: $750,000,000	Extension Period(s) and Final Maturity Date (only applicable if option to extend Stated Maturity):
Record Dates: 15th calendar day, whether or not a Business Day, preceding the related Interest Payment Date	Initial Interest Rate: The initial interest rate will be based on Compounded SOFR determined on October 5, 2023 plus the Spread, accruing from July 12, 2023

Price to Public: 100.005986% plus accrued interest from and including July 12, 2023 to but excluding July 19, 2023 in the amount of $111,341.25
Discount or Commission: 0.075%
Net Proceeds to Issuer: 99.930986% / $100,042,327.25 inclusive of accrued interest from and including July 12, 2023 to but excluding July 19, 2023 in the amount of $111,341.25
Specified Currency: U.S. Dollars
Interest Payment Dates: Each January 10, April 10, July 10, and October 10, commencing on October 10, 2023, and on the Stated Maturity Date (short first coupon)

Interest Rate Category: ☒ Regular Floating Rate Note ☐ Floating Rate/Fixed Rate Note Fixed Rate Commencement Date: Fixed Interest Rate:	☐ Inverse Floating Rate Note Fixed Interest Rate: ☐ Other Floating Rate Note

Interest Rate Basis:
☒ Compounded SOFR	☐ Federal Funds Rate:
☐ EURIBOR	☐ Federal Funds (Effective) Rate
☐ Treasury Rate	☐ Federal Funds Open Rate
☐ Commercial Paper Rate	☐ Federal Funds Target Rate
☐ Prime Rate	☐ Federal Funds Rate (FEDL01):
☐ CD Rate	☐ CMT Rate:
☐ Eleventh District Cost of Funds Rate	☐ Reuters Page FRBCMT:
☐ Reuters Page FEDCMT: ☐ Weekly Average
☐ Monthly Average
Interest Rate Reset Cutoff Date: N/A	Initial Interest Reset Date: October 10, 2023
Maximum Interest Rate: N/A	Interest Reset Dates: Each Interest Payment Date
Minimum Interest Rate: 0.000%	Interest Determination Dates: The second U.S.
Calculation Agent: Deutsche Bank Trust Company Americas	Government Securities Business Day preceding each Interest
Original Issue Discount: ☐ Yes ☒ No	Reset Date
Repayment: ☐ Yes ☒ No OptionalRepayment Date(s): RepaymentPrice:	Spread: +67 bps Spread Multiplier: N/A
Spread/Spread Multiplier Reset Option: ☐ Yes ☒ No
OptionalReset Dates:
Agents:TD Securities (USA) LLC	Redemption: ☐ Yes ☒ No
Day Count Convention: ☐ 30/360
Agents’ Capacity:	☒ Actual/360 ☐ Actual/Actual
☐ Principal
☒ Agent

ADDITIONAL TERMS OF THE NOTES

Plan of Distribution

Under the terms and subject to the conditions set forth in a distribution agreement (as may be supplemented from time to time, the “Distribution Agreement”) dated as of August 11, 2022, between AHFC and the agents named in the prospectus supplement, AHFC is hereby offering the Notes through the Agents named below. The Agent named below have agreed to use their reasonable best efforts to solicit offers to purchase the Notes. The Agent named below will receive their commission with respect to the principal amount of the Notes set forth below.

Agent	Aggregate Principal Amount of Notes
TD Securities (USA) LLC	$100,000,000.00

Total	$100,000,000.00

Selling Restrictions

European Economic Area

Neither this pricing supplement nor the accompanying prospectus supplement and prospectus is a prospectus for the purposes of Regulation (EU) 2017/1129 (the “Prospectus Regulation”). This pricing supplement and the accompanying prospectus supplement and prospectus have been prepared on the basis that any offer of notes in any Member State of the European Economic Area (the “EEA”) will only be made to a legal entity which is a qualified investor under the Prospectus Regulation (“EEA Qualified Investors”). Accordingly any person making or intending to make an offer in that Member State of Notes which are the subject of the offering contemplated in this pricing supplement may only do so with respect to EEA Qualified Investors. Neither AHFC nor the underwriters have authorized, nor do they authorize, the making of any offer of Notes other than to EEA Qualified Investors. The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the EEA. For these purposes, (a) a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97, as amended (the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in the Prospectus Regulation; and (b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes.. Consequently, no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

The Notes may not be offered, sold or otherwise made available to any retail investor in the EEA. For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (11) of Article 4(1) of MiFID II;

(ii)	a customer within the meaning of the Insurance Distribution Directive, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)	not a qualified investor as defined in the Prospectus Regulation; and

(b)

the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe for the Notes.

United Kingdom

Neither this pricing supplement nor the accompanying prospectus supplement and prospectus is a prospectus for the purposes of Regulation (EU) 2017/1129 as it forms part of domestic law in the United Kingdom by virtue of the European Union (Withdrawal) Act 2018, as amended by the European Union (Withdrawal Agreement) Act 2020 (the “EUWA”) (the “UK Prospectus Regulation”). This pricing supplement and the accompanying prospectus supplement an prospectus have been prepared on the basis that any offer of notes in the United Kingdom will only be made to a legal entity which is a qualified investor under the UK Prospectus Regulation (“UK Qualified Investors”). Accordingly any person making or intending to make an offer in the United Kingdom of notes which are the subject of the offering contemplated in this prospectus supplement and the accompanying prospectus may only do so with respect to UK Qualified Investors. Neither AHFC nor the agents have authorized, nor do they authorize, the making of any offer of notes other than to UK Qualified Investors.

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018, as amended by the European Union (Withdrawal Agreement) Act 2020 (“EUWA”); or (ii) a customer within the meaning of the provisions of the United Kingdom’s Financial Services and Markets Act 2000, as amended (the “FSMA”) and any rules or regulations made under the FSMA to implement the Insurance Distribution Directive, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA. Consequently, no key information document required by Regulation (EU) No 1286/2014, as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the United Kingdom has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the United Kingdom may be unlawful under the UK PRIIPs Regulation.

The communication of this pricing supplement, the accompanying prospectus supplement and prospectus and any other document or materials relating to the issue of the Notes offered hereby is not being made, and such documents and/or materials have not been approved, by an authorized person for the purposes of section 21 of the FSMA. Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. This document and such other documents and/or materials are for distribution only to persons who (i) have professional experience in matters relating to investments and who fall within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”)), (ii) fall within Article 49(2)(a) to (d) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are other persons to whom it may otherwise lawfully be made under the Financial Promotion Order (all such persons together being referred to as “relevant persons”). This document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Anyinvestment or investment activity to which this pricing supplement,the accompanying prospectus supplement and prospectus and any other document or materials relates will be engaged in only with, relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this pricing supplement or the accompanying prospectus supplement and prospectus or any of their contents.

The Notes may not be offered, sold or otherwise made available to any retail investor in the United Kingdom. For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the EUWA;

(ii)

a customer within the meaning of the provisions of the FSMA and any rules or regulations made under the FSMA to implement the Insurance Distribution Directive, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or

(iii)	not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA; and

(b)

the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe for the Notes.

LEGAL MATTERS

In the opinion of P. Yvonne Mathews, as counsel to AHFC, when the Notes offered by this pricing supplement and accompanying prospectus supplement and prospectus have been executed and issued by AHFC and authenticated by the trustee pursuant to the Indenture, dated as of September 5, 2013, between AHFC and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of February 8, 2018, between AHFC and the Trustee (as supplemented, the “Indenture”), and delivered against payment as contemplated herein, such Notes will be legally valid and binding obligations of AHFC, enforceable against AHFC in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws), and by general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding at law or in equity. This opinion is given as of the date hereof and is limited to the present laws of the State of California and the State of New York. In addition, this opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and its authentication of the Notes and the enforceability of the Indenture with respect to the Trustee and other matters, all as stated in the letter of such counsel dated August  11, 2022 and filed as Exhibit 5.1 to AHFC’s Registration Statement on Form S-3 (File No. 333-266775) filed with the Securities and Exchange Commission on August 11, 2022.